Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Third Quarter 2024 Results

–Robust Third Quarter Earnings Growth and Margin Expansion Led by Construction Products and Engineered Structures
–Strong Operating Cash Flow of $135 Million Driven by Increased Earnings and Improved Working Capital Management
–October 1 Closing of $1.2 Billion Stavola Acquisition and Third Quarter Completion of Steel Components Divestiture Enhance Portfolio Transformation
–Raised Full Year 2024 Adjusted EBITDA Guidance Reflecting Strategic Actions

DALLAS, Texas - ARCOSA, Inc. - October 30, 2024:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

	Three Months Ended September 30,
	2024	2023		% Change

	($ in millions, except per share amounts)
Revenues	$640.4	$591.7		8%
Revenues, excluding the impact of divested business(1)	$626.8	$551.9		14%
Net income	$16.6	$35.5		(53)%
Adjusted Net Income(2)	$44.6	$35.9		24%
Diluted EPS	$0.34	$0.72		(53)%
Adjusted Diluted EPS(2)	$0.91	$0.73		25%
Adjusted EBITDA(2)	$114.0	$89.4		28%
Adjusted EBITDA Margin(2)	17.8%	15.1%	270	bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$115.3	$83.1		39%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	18.4%	15.1%		330 bps
Net cash provided by operating activities	$135.0	$43.9		208%
Free Cash Flow(2)	$107.2	$1.7		6206%

bps - basis points
(1) Excludes the impact of the divested steel components business for both periods presented.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

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Antonio Carrillo, President and Chief Executive Officer, noted, “We continue to successfully execute on our portfolio optimization strategy and are strengthening the foundation of our business by reducing the complexity and cyclicality while improving our margin profile. During the third quarter, we completed the divestiture of our steel components business and on October 1st we closed on the $1.2 billion acquisition of the aggregates-led construction materials business of Stavola, our largest transaction to date.

“Our progress is reflected in our third quarter financial results with 39% Adjusted EBITDA growth outpacing revenue growth resulting in 330 basis points of margin expansion, normalizing for the divestiture of steel components, with strong organic and inorganic growth in both Construction Products and Engineered Structures.

“Order levels during the quarter remained healthy for our utility structures business while conversations with our customers for additional wind tower orders are focused on delivery in 2026 and beyond. For barge, we received orders for both tank and hopper barges representing a book-to-bill of 0.9 and providing increased production visibility for 2025.

“Severe weather has been a recurring event, with two hurricanes in the quarter and a third in early October, impacting areas where we have operations. We are thankful our people are safe and our plants were not significantly impacted, although we did experience some production interruptions as a result.”

Carrillo continued, “We generated $107 million of free cash flow in the third quarter, benefiting from strong working capital management and a reduction in capital expenditures. Our pro forma Net Debt to Adjusted EBITDA of 3.4x was improved compared to the 3.7x we projected at the time of the Stavola acquisition announcement. We remain confident in our goal to return to our target leverage ratio of 2.0x - 2.5x within 18 months. Overall, we are pleased with how our business is performing and the underlying trends remain positive. We are well-positioned to build further on the success that we have achieved.”

2024 Outlook and Guidance

The Company made the following adjustments to its full year 2024 guidance to reflect the strategic portfolio actions:
•Adjusted its consolidated revenues range to $2.56 billion to $2.63 billion, compared to the prior guidance range of $2.60 billion to $2.72 billion.
•Increased its consolidated Adjusted EBITDA range to $435 million to $450 million, compared to the prior guidance range of $420 million to $440 million.
Commenting on the outlook, Carrillo noted, “Adjusting for the steel components divestiture, our third quarter results tracked well to our expectations, delivering in-line Adjusted EBITDA and outperforming on margin. Our outlook for the remainder of the year remains very positive. We are pleased to increase our Adjusted EBITDA guidance to reflect the strategic actions we have taken to optimize our portfolio, specifically, the acquisition of Stavola completed at the beginning of October, with some offset from the divestiture of steel components in August.”

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Third Quarter 2024 Results and Commentary

Construction Products
•Revenues increased 1% to $265.9 million primarily due to recent acquisitions. Organic revenues in our aggregates and specialty materials businesses were down slightly as lower volumes, a decrease in freight revenue, and a reduction in revenue from recently divested operations were partially offset by higher pricing. Revenues for our trench shoring business decreased 6% primarily due to lower steel prices and reduced volumes.
•Adjusted Segment EBITDA increased 21% to $71.0 million primarily due to the accretive impact of recent acquisitions, increased unit profitability in our legacy aggregates business and operating improvements in our specialty materials and shoring businesses.
•Adjusted Segment EBITDA Margin increased 430 basis points to 26.7% from 22.4% in the prior year period and Freight-Adjusted Segment EBITDA Margin was 29.2% compared to 25.4% in the prior year period.

Engineered Structures
•Revenues for utility, wind, and related structures increased 26% to $279.4 million primarily due to higher volumes in our wind towers business and the contribution from the Ameron Pole Products ("Ameron") business that was acquired in April 2024. Revenues for utility structures increased slightly as higher volumes and improved product mix were mostly offset by lower steel prices.
•Adjusted Segment EBITDA increased 74% to $44.3 million, and margin expanded 450 basis points to 15.9%, resulting from higher wind tower volumes, the accretive impact of the acquired Ameron business, and operating improvements in our utility structures business.
•Order activity for utility and related structures remains healthy and conversations with our customers for additional wind tower orders continue.
•At the end of the third quarter, the combined backlog for utility, wind, and related structures was $1,264.6 million compared to $1,450.8 million at the end of the third quarter of 2023. We expect to deliver approximately 20% of our current backlog in 2024.

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Transportation Products
•Results for the segment were impacted by the divestiture of the steel components business. Third quarter revenues and Adjusted EBITDA for the steel components business were $13.6 million and $(1.3) million, respectively, compared to $39.8 million and $6.3 million, respectively, in the prior year period.
•In addition, the Company recognized a pretax loss on the sale of $23.0 million ($17.7 million after tax), which has been excluded from Adjusted Segment EBITDA.
•Revenues for our barge business increased 21% primarily due to higher tank barge deliveries.
•Excluding the impact of the divested steel components business from both periods, Adjusted Segment EBITDA increased 8%, to $12.9 million, driven by higher tank barge deliveries.
•Adjusted Segment EBITDA Margin was 15.8% compared to 17.7% in the prior period, excluding the steel components business. The decrease was largely due to planned operating inefficiencies resulting from the changeover from hopper to tank barge production in one of our facilities.
•During the quarter, we received barge orders totaling approximately $75 million for both tank and hopper barges representing a book-to-bill of 0.9.
•Backlog for inland barges at the end of the quarter was $244.7 million compared to $240.4 at the end of the third quarter of 2023. We expect to deliver approximately 32% of our current backlog in 2024.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses decreased to $13.4 million in the third quarter from $14.2 million in the prior year.
•Acquisition and divestiture-related costs were $11.6 million in the third quarter compared to $0.5 million in the prior year.
•The effective tax rate in the second quarter was 13.1% compared to 17.4% in the prior year. The decrease in the tax rate was primarily due to increased Advanced Manufacturing Production tax credits and foreign currency impacts.

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Cash Flow and Liquidity
•Operating cash flow was $135.0 million during the third quarter, an increase of $91.1 million compared to the prior year driven by a reduction in working capital.
•Working capital was a $50.0 million net source of cash for the quarter compared to the prior year's $29.4 million net use of cash. The increase in cash provided by working capital was driven by a decrease in receivables and an increase in accrued liabilities.
•Capital expenditures in the third quarter were $34.4 million, compared to $47.9 million in the prior year, as we near completion on organic projects underway in Construction Products and Engineered Structures.
•Free Cash Flow for the quarter was $107.2 million, up significantly from $1.7 million in the prior year.
•During the quarter, we invested $34.7 million, net of cash acquired, for the acquisition of a Phoenix, Arizona based natural aggregates business.
•The Company received net cash proceeds of $53.1 million from the divestiture of the steel components business, which was used to fund repayments on the Company's revolving credit facility totaling $60 million during the quarter.
•On August 26, 2024, we issued $600.0 million of 6.875% unsecured senior notes, temporarily increasing cash, net of issuance costs, for the quarter, to partially fund the $1.2 billion acquisition of Stavola. The balance of the purchase price was funded with a $700.0 million variable-rate senior secured Term Loan B Facility that closed concurrently with the acquisition on October 1, 2024.
•We ended the quarter with total liquidity of $516.1 million, including $156.8 million of cash and cash equivalents, excluding the net proceeds from the senior note issuance.
•Net Debt to Adjusted EBITDA was 1.2x for the trailing twelve months. Pro forma Net Debt to Adjusted EBITDA for the acquisition of Stavola is 3.4x.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on October 31, 2024 to discuss third quarter 2024 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-343-1703 for domestic callers and 785-424-1116 for international callers. The conference ID is ARCOSA and the passcode is 15081. An audio playback will be available through 11:59 p.m. Eastern Time on November 14, 2024, by dialing 800-934-4577 for domestic callers and 402-220-1177 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

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About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the failure to successfully complete or integrate acquisitions, including Ameron and Stavola, or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2023 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Erin Drabek	David Gold
VP of Investor Relations	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$640.4	$591.7	$1,903.7	$1,725.7
Operating costs:
Cost of revenues	503.7	484.6	1,517.4	1,388.9
Selling, general, and administrative expenses	82.4	61.3	231.0	194.5
Gain on disposition of property, plant, equipment, and other assets	(2.5)	(2.6)	(8.4)	(25.8)
(Gain) loss on sale of businesses	23.0	—	3.5	(6.4)
Impairment charge	—	—	5.8	—
	606.6	543.3	1,749.3	1,551.2
Operating profit	33.8	48.4	154.4	174.5

Interest expense	15.8	6.7	35.5	20.9
Other, net (income) expense	(1.1)	(1.3)	(0.7)	(5.8)
	14.7	5.4	34.8	15.1
Income before income taxes	19.1	43.0	119.6	159.4
Provision for income taxes	2.5	7.5	18.2	27.3
Net income	$16.6	$35.5	$101.4	$132.1

Net income per common share:
Basic	$0.34	$0.73	$2.08	$2.71
Diluted	$0.34	$0.72	$2.07	$2.70
Weighted average number of shares outstanding:
Basic	48.7	48.7	48.6	48.5
Diluted	48.8	48.8	48.7	48.7

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2024	2023	2024	2023
Aggregates and specialty materials	$233.6	$227.8	$690.8	$665.9
Construction site support	32.3	34.3	102.4	97.1
Construction Products	265.9	262.1	793.2	763.0

Utility, wind, and related structures	279.4	222.5	785.8	637.2
Engineered Structures	279.4	222.5	785.8	637.2

Inland barges	81.5	67.3	236.9	207.9
Steel components(1)	13.6	39.8	87.8	117.6
Transportation Products	95.1	107.1	324.7	325.5
Consolidated Total	$640.4	$591.7	$1,903.7	$1,725.7

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating profit (loss):	2024	2023	2024	2023
Construction Products	$40.4	$30.3	$108.6	$114.2
Engineered Structures	32.6	18.7	94.0	70.3
Transportation Products(1)	(14.2)	14.1	13.0	35.8
Segment Total	58.8	63.1	215.6	220.3
Corporate	(25.0)	(14.7)	(61.2)	(45.8)
Consolidated Total	$33.8	$48.4	$154.4	$174.5

Backlog:	September 30, 2024	September 30, 2023
Engineered Structures:
Utility, wind, and related structures	$1,264.6	$1,450.8
Transportation Products:
Inland barges	$244.7	$240.4

(1) On August 16, 2024, the Company completed the divestiture of the steel components business. During the three and nine months ended September 30, 2024, the Company recognized a loss on the sale of $23.0 million, which is included in operating profit.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$756.8	$104.8
Receivables, net of allowance	396.4	357.1
Inventories	360.4	401.8
Other	46.1	48.3
Total current assets	1,559.7	912.0

Property, plant, and equipment, net	1,381.5	1,336.3
Goodwill	1,009.3	990.7
Intangibles, net	306.3	270.7
Deferred income taxes	6.8	6.8
Other assets	93.3	61.4
	$4,356.9	$3,577.9
Current liabilities:
Accounts payable	$242.9	$272.5
Accrued liabilities	156.0	117.4
Advance billings	29.3	34.5
Current portion of long-term debt	4.1	6.8
Total current liabilities	432.3	431.2

Debt	1,232.8	561.9
Deferred income taxes	198.4	179.6
Other liabilities	59.3	73.2
	1,922.8	1,245.9
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,692.1	1,682.8
Retained earnings	759.0	664.9
Accumulated other comprehensive loss	(16.7)	(16.2)
Treasury stock	(0.8)	—
	2,434.1	2,332.0
	$4,356.9	$3,577.9

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net income	$101.4	$132.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	134.6	118.8
Impairment charge	5.8	—
Stock-based compensation expense	19.0	18.3
Provision for deferred income taxes	14.7	14.0
Gain on disposition of property, plant, equipment, and other assets	(8.4)	(25.8)
(Gain) loss on sale of businesses	3.5	(6.4)
(Increase) decrease in other assets	(1.9)	(3.5)
Increase (decrease) in other liabilities	(16.4)	(6.2)
Other	(3.8)	1.3
Changes in current assets and liabilities:
(Increase) decrease in receivables	(45.5)	(34.6)
(Increase) decrease in inventories	33.1	(40.4)
(Increase) decrease in other current assets	3.7	1.0
Increase (decrease) in accounts payable	(24.8)	49.5
Increase (decrease) in advance billings	(4.1)	(4.1)
Increase (decrease) in accrued liabilities	42.9	(15.2)
Net cash provided by operating activities	253.8	198.8
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	14.0	30.1
Proceeds from sale of businesses	86.4	2.0
Capital expenditures	(136.4)	(144.8)
Acquisitions, net of cash acquired	(214.6)	(18.8)
Net cash required by investing activities	(250.6)	(131.5)
Financing activities:
Payments to retire debt	(260.2)	(142.0)
Proceeds from issuance of debt	935.0	100.0
Dividends paid to common stockholders	(7.3)	(7.3)
Purchase of shares to satisfy employee tax on vested stock	(10.5)	(11.1)
Holdback payment from acquisition	—	(10.0)
Debt issuance costs	(8.2)	(2.0)
Net cash provided (required) by financing activities	648.8	(72.4)
Net increase (decrease) in cash and cash equivalents	652.0	(5.1)
Cash and cash equivalents at beginning of period	104.8	160.4
Cash and cash equivalents at end of period	$756.8	$155.3

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in millions)
Net Income	$16.6	$35.5	$101.4	$132.1
(Gain) loss on sale of businesses, net of tax	17.7	—	2.7	(4.5)
Impact of acquisition and divestiture-related expenses, net of tax(1)	10.3	0.4	16.7	1.1
Benefit from reduction in holdback obligation, net of tax	—	—	—	(3.8)
Impairment charge, net of tax	—	—	4.5	—
Adjusted Net Income	$44.6	$35.9	$125.3	$124.9

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(in dollars per share)
Diluted EPS	$0.34	$0.72	$2.07	$2.70
(Gain) loss on sale of businesses	0.36	—	0.05	(0.09)
Impact of acquisition and divestiture-related expenses(1)	0.21	0.01	0.34	0.02
Benefit from reduction in holdback obligation	—	—	—	(0.08)
Impairment charge	—	—	0.09	—
Adjusted Diluted EPS	$0.91	$0.73	$2.55	$2.55

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs. For the three and nine months ended September 30, 2024, includes legal fees accrued in interest expense in connection with the committed senior secured 364-day bridge loan facility that was available to fund the Stavola acquisition in the event permanent financing was not obtained prior to closing.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year 2024 Guidance(3)
	2024	2023	2024	2023	Low	High
Revenues	$640.4	$591.7	$1,903.7	$1,725.7	$2,560.0	$2,630.0

Net income	16.6	35.5	101.4	132.1	119.4	123.8
Add:
Interest expense, net	12.0	5.0	29.3	16.6	62.0	64.0
Provision for income taxes	2.5	7.5	18.2	27.3	22.8	25.4
Depreciation, depletion, and amortization expense(1)	45.2	40.5	134.6	118.8	181.0	185.0
EBITDA	76.3	88.5	283.5	294.8	385.2	398.2
Add (less):
(Gain) loss on sale of businesses	23.0	—	3.5	(6.4)	3.5	3.5
Impact of acquisition and divestiture-related expenses(2)	12.0	0.5	20.4	1.4	35.0	37.0
Benefit from reduction in holdback obligation	—	—	—	(5.0)	—	—
Impairment charge	—	—	5.8	—	5.8	5.8
Other, net (income) expense	2.7	0.4	5.5	(1.5)	5.5	5.5
Adjusted EBITDA	$114.0	$89.4	$318.7	$283.3	$435.0	$450.0
Adjusted EBITDA Margin	17.8%	15.1%	16.7%	16.4%	17.0%	17.1%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) Full year 2024 guidance does not include the fair value markup of inventory or long-lived assets associated with purchase price allocation for the Stavola acquisition that closed on October 1, 2024.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023	2024
Construction Products
Revenues	$265.9	$262.1	$793.2	$763.0	$1,031.5

Operating Profit	40.4	30.3	108.6	114.2	133.0
Add: Depreciation, depletion, and amortization expense(1)	30.2	28.4	89.7	83.1	118.3
Segment EBITDA	70.6	58.7	198.3	197.3	251.3
Less: Gain on sale of businesses	—	—	(5.0)	—	(5.0)
Add: Impact of acquisition and divestiture-related expenses(2)	0.4	—	1.7	—	1.7
Less: Benefit from reduction in holdback obligation	—	—	—	(5.0)	—
Add: Impairment charge	—	—	5.8	—	5.8
Adjusted Segment EBITDA	$71.0	$58.7	$200.8	$192.3	$253.8
Adjusted Segment EBITDA Margin	26.7%	22.4%	25.3%	25.2%	24.6%

Engineered Structures
Revenues	$279.4	$222.5	$785.8	$637.2	$1,022.1

Operating Profit	32.6	18.7	94.0	70.3	119.4
Add: Depreciation and amortization expense(1)	11.7	6.7	32.1	19.7	39.0
Segment EBITDA	44.3	25.4	126.1	90.0	158.4
Add: Impact of acquisition and divestiture-related expenses(2)	—	—	1.6	—	1.6
Less: Gain on sale of businesses	—	—	(14.5)	(6.4)	(14.5)
Adjusted Segment EBITDA	$44.3	$25.4	$113.2	$83.6	$145.5
Adjusted Segment EBITDA Margin	15.9%	11.4%	14.4%	13.1%	14.2%

Transportation Products
Revenues	$95.1	$107.1	$324.7	$325.5	$432.7

Operating Profit	(14.2)	14.1	13.0	35.8	23.0
Add: Depreciation and amortization expense	2.8	4.1	10.9	12.1	14.8
Segment EBITDA	(11.4)	18.2	23.9	47.9	37.8
Add: Loss on sale of businesses	23.0	—	23.0	—	23.0
Adjusted Segment EBITDA	$11.6	$18.2	$46.9	$47.9	$60.8
Adjusted Segment EBITDA Margin	12.2%	17.0%	14.4%	14.7%	14.1%

Operating Loss - Corporate	$(25.0)	$(14.7)	$(61.2)	$(45.8)	$(78.2)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	11.6	0.5	17.1	1.4	17.9
Add: Corporate depreciation expense	0.5	1.3	1.9	3.9	3.2
Adjusted EBITDA	$114.0	$89.4	$318.7	$283.3	$403.0
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Construction Products
Revenues	$265.9	$262.1	$793.2	$763.0
Less: Freight revenues(1)	22.7	31.2	73.7	90.2
Freight-Adjusted Revenues	$243.2	$230.9	$719.5	$672.8

Adjusted Segment EBITDA(2)	$71.0	$58.7	$200.8	$192.3
Adjusted Segment EBITDA Margin(2)	26.7%	22.4%	25.3%	25.2%

Freight-Adjusted Segment EBITDA Margin	29.2%	25.4%	27.9%	28.6%

(1) The freight revenue amount shown for the three and nine months ended September 30, 2023 has been updated from the prior year disclosure due to a reclass between freight revenue and product revenue.
(2) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash Provided by Operating Activities	$135.0	$43.9	$253.8	$198.8
Capital expenditures	(34.4)	(47.9)	(136.4)	(144.8)
Proceeds from disposition of property, plant, equipment, and other assets	6.6	5.7	14.0	30.1
Free Cash Flow	$107.2	$1.7	$131.4	$84.1

Net income	$16.6	$35.5	$101.4	$132.1
Free Cash Flow Conversion	646%	5%	130%	64%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	September 30, 2024	October 1 Stavola Adjustments(2)	September 30, 2024 Pro Forma
Total debt excluding debt issuance costs	$1,248.7	$600.0	$1,848.7
Cash and cash equivalents	756.8	(627.7)	129.1
Net Debt	$491.9	$1,227.7	$1,719.6

Adjusted EBITDA (trailing twelve months)(1)	$399.6	$100.5	$500.1
Net Debt to Adjusted EBITDA	1.2		3.4

(1) Adjusted EBITDA includes an upward pro forma adjustment for Ameron, acquired on April 9, 2024, of $9.9 million, which reflects an amount equal to 50% of Ameron’s historical Adjusted EBITDA for the twelve months ended December 31, 2023 of $19.8 million, as previously disclosed, to approximate the six-month pro forma impact on our Adjusted EBITDA as if the acquisition had occurred on September 30, 2023. Also included is a $13.3 million downward pro forma adjustment to exclude Adjusted EBITDA from the steel components business during the period, which was divested on August 16, 2024.
(2) The $1.2 billion purchase price for the acquisition of Stavola, completed on October 1, 2024, was funded with a combination of a $600 million issuance of fixed-rate senior notes which closed in August 2024 and a $700 million issuance of a variable-rate senior secured Term Loan B Facility which closed on October 1, 2024, of which $100 million was used to pay down the Company's revolving credit facility. Adjusted EBITDA for Stavola reflects Stavola's historical Adjusted EBITDA for the twelve months ended June 30, 2024, as previously disclosed.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Steel Components Business
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023	2024
Steel Components Business:
Operating Profit	$(25.4)	$3.9	$(20.9)	$8.1	$(18.0)
Add: Depreciation and amortization expense	1.1	2.4	5.9	7.3	8.3
Steel Components EBITDA	(24.3)	6.3	(15.0)	15.4	(9.7)
Add: Loss on sale of business	23.0	—	23.0	—	23.0
Steel Components Adjusted EBITDA	$(1.3)	$6.3	$8.0	$15.4	$13.3

972.942.6500	16	arcosa.com